                                   EXHIBIT 11

                          SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE


                                                                   Three months ended                       Year ended
                                                                       December 31,                         December 31,
                                                              -------------------------------       ------------------------------
                                                                  2000               1999               2000              1999
                                                              ------------       ------------       ------------       -----------

Computation of income (loss) per common share:

   Net income (loss) applicable to common
          shareholders                                        $ (2,901,179)      $   (670,481)      $ (7,761,342)      $   977,971

   Weighted average number of common shares                     59,671,805         53,651,504         57,379,240        51,188,385

   Net income (loss) per common share                         $      (0.05)      $      (0.01)      $      (0.14)      $      0.02


Computation of income (loss) per common share assuming full dilution:

   Net income (loss) applicable to common
      stockholders                                                                                                         977,971

   Plus: Income impact of assumed conversions
         Series G                                                                                                          140,163
         Interest                                                                                                           21,832

   Income available to common stockholders                                                                               1,139,966

   Weighted average number of common
          shares outstanding                                                                                            51,188,385

   Plus incremental shares from dilutive securities
        Convertible preferred stock                                                                                      1,625,116
        Convertible notes payable                                                                                          635,168
        Warrants                                                                                                           391,647
        Options                                                                                                          3,561,388

   Adjusted weighted average number of
         common shares outstanding                                                                                      57,401,654

Net income (loss) per common share                                                                                            0.02


   No computation of diluted loss per common share is included for the 2000 periods or for the three months ended December 31, 1999 because such computation results in an antidilutive loss per common share.


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